Exhibit 10.1

AMENDMENT TO TRANSACTION SUPPORT AGREEMENT

AMENDMENT TO TRANSACTION SUPPORT AGREEMENT (this “Amendment”), dated as of February 6, 2023, by and among The Greenrose Holding Company Inc., a Delaware corporation (“Holdings”), Theraplant, LLC (“Theraplant”), True Harvest Holdings, Inc. (“TH,” and together with Theraplant, the “Subsidiaries”, and the Subsidiaries together with Holdings, the “Greenrose Entities” or the “Company”), DXR Finance LLC, in its capacity as Agent under and as defined in the Credit Agreement and the Note referred to in the Transaction Support Agreement (as defined below) (the “Agent”), DXR-GL Holdings I, LLC (“DXR-I”), DXR-GL Holdings II, LLC (“DXR-II”), and DXR-GL Holdings III, LLC (“DXR-III,” and together with DXR-I and DXR-II, the “Consenting Lenders”). Unless otherwise indicated, all capitalized terms used herein and not otherwise defined herein shall have the respective meanings provided such terms in the Transaction Support Agreement.

W I T N E S S E T H:

WHEREAS, the Greenrose Entities, the Agent and the Consenting Lenders (collectively, the “Parties”) have entered into that certain Transaction Support Agreement, dated as of November 10, 2022 (the “TSA” and, the TSA as amended by this Amendment, the “Transaction Support Agreement”);

WHEREAS, the Agent and Consenting Lenders agreed to multiple extensions of the Marketing Period from the original end date of December 30, 2022 to January 30, 2023;

WHEREAS, the Marketing Process terminated at the conclusion of the Marketing Period without resulting in a Qualifying Alternative Transaction Proposal;

WHEREAS, on January 31, 2023, the Consenting Lenders terminated the Forbearance Agreement;

WHEREAS, on February 1, 2023 the Agent re-noticed Events of Default under both the Credit Agreement and Note as more fully set forth in that certain Notice of Default Letter dated February 2, 2023;

WHEREAS, the Consenting Lenders have agreed to amend and reinstate the Forbearance Agreement (as amended, the “Forbearance Agreement”) pursuant to and in accordance with that certain Amendment No. 1, dated as of February 6, 2023; and

WHEREAS, pursuant to Section 17 of the TSA, the Parties wish to modify the TSA as more specifically set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows:

SECTION 1. Amendments to TSA. Effective as of the date hereof:

i.	The Recitals of the TSA are hereby amended to include the following after the fifth Recital:

“WHEREAS, on January 31, 2023, the Consenting Lenders terminated the Forbearance Agreement; and

WHEREAS, on February 1, 2023 the Agent re-noticed Events of Default under both the Credit Agreement and Note as more fully set forth in that certain Notice of Default Letter dated February 1, 2023; and

WHEREAS, the Consenting Lenders have agreed to amend and reinstate the Forbearance Agreement (as amended, the “Forbearance Agreement”) pursuant to and in accordance with that certain Amendment No. 1, dated as of February 6, 2023; and”

ii.	Section 4(c) of the TSA is hereby amended to replace references to the “Foreclosure” with “applicable Foreclosure Transaction (as defined below)”.

iii.	Clause (ii) of Section 4(c) of the TSA is hereby amended and restated as follows:

“After the expiry of the Forbearance and until the Foreclosure Outside Date, the Agent, Consenting Lenders, and NewCo shall continue to forbear in accordance with the terms of the Forbearance Agreement, and shall continue to make the Incremental Debt available to the Company, pursuant to the terms of Amendment No. 2, provided that, if there has been a Holdings Board Change, the Agent, Consenting Lenders and NewCo shall only be obligated to make the Incremental Debt available to Theraplant and TH and shall not be obligated to make the Incremental Debt available to Holdings and such Incremental Debt shall be used in accordance with the Budget. No later than one (1) business day following the date on which that certain Amendment No. 1 to the Transaction Support Agreement, dated as of February 6, 2023 is executed (the “TSA Amendment”), the Consenting Lenders shall fund the remaining portion of the Amendment No. 2 Delayed Draw Commitments (as defined in Amendment No. 2) to the Greenrose Entities. Notwithstanding anything to contrary herein, all Incremental Debt shall be funded into an account held by Theraplant unless otherwise consented to in writing by Agent.”

iv.	Clause (iii) of Section 4(c) of the TSA hereby amended and restated as follows:

“Subject to the Limited Diligence Out (as defined herein), NewCo shall assume all of the following liabilities in connection with either Foreclosure Transaction (the “Assumed Liabilities”): (A) (x) employee liabilities of active employees and independent contractors of Holdings as of the date hereof, in each case, as set forth on Schedule 3 attached hereto, and (y) all employee liabilities of the Subsidiaries (other than, in each case, the Subsidiaries’ liabilities set forth on Schedule 4 attached hereto and all indemnification obligations except as specified below in this Section 4(c)(iii)); (B) accounts payable and liabilities arising from assumed contracts, and (C) obligations to Ducera Partners LLC (or any of its affiliates); provided that, in no event shall NewCo (or one or more of its subsidiaries) be liable for more than $1,000,000 in liabilities in respect of professional fees and expenses related to services rendered by Ducera Partners LLC (or any of its affiliates), and shall only be liable for up to such $1,000,000 if, and only if, (1) the Agent (on behalf of the Consenting Lenders) submits a Credit Bid, such bid is declared the winning bid at the Auction and the transactions contemplated by such bid are consummated or (2) if either Foreclosure Transaction is consummated. NewCo and the current officers, directors and the legal, corporate, and business development consultant of the Greenrose Entities (the “Current D&Os”) that wish to maintain indemnification from NewCo for matters arising from, related to or otherwise occurring prior to the closing of the applicable Foreclosure Transaction shall enter into new indemnification agreements (in form and substance reasonably acceptable to NewCo and the Greenrose Entities and consistent with the emails between the Greenrose Entities’ outside legal counsel and the Agent’s outside legal counsel on the date on which the TSA Amendment is executed regarding this matter and otherwise) pursuant to which NewCo shall indemnify the Current D&Os for (i) claims related to or arising from the Transactions (as defined in the Release Agreement), (ii) any claims arising from or related to liabilities that would have been NewCo Liabilities but for a Holdings Board Change or a TH Board Change, (iii) any claims arising on or after January 24, 2023 and (iv) without limitation of the indemnity provided under the foregoing clause (ii), if the TSA is terminated as to TH as a result of a TH Board Change, any claims arising under the Worker Adjustment and Retraining Notification Act, as amended, or any similar state or local “mass layoff” or “plant closing” law(s) (the “Indemnification Agreements”). Such Indemnification Agreements shall provide that, prior to seeking indemnification on a claim, such director or officer must first look to recover under any insurance policy of any of the Greenrose Entities covering such loss and not seek indemnity until there has been a determination under the relevant insurance policy as to their claim. Further, by executing the Indemnification Agreement, each Current D&O shall be required to waive any and all other forms of indemnification, contribution or similar claims against NewCo whether arising under applicable law, contract (including any assumed contract) or otherwise for any and all matters related to or arising from or occurring prior to the consummation of the Foreclosure. Notwithstanding anything to the contrary herein, NewCo shall not be required to enter into any indemnification agreement or otherwise indemnify any person listed on Schedule 2 hereto, in any and all of their capacities. Further, NewCo shall enter into an agreement that is reasonably acceptable to NewCo and the Greenrose Entities (the “Tax Funding Agreement”) to fund all of the Greenrose Entities’ anticipated tax liabilities in such amounts as reflected on the schedule delivered by the Greenrose Entities prior to the date hereof (the “Tax Schedule”), and which schedule may be amended following the date hereof, with the reasonable consent of the Agent or the Consenting Lenders (collectively with the Assumed Liabilities, the “NewCo Liabilities”); provided that NewCo shall not be required to pay any federal or state income taxes that are materially in excess of the amounts listed in the Tax Schedule as of the date hereof and, with respect to all other taxes set forth on the Tax Schedule as of the date hereof, shall not be required to pay any amounts in excess of amounts listed on the Tax Schedule; provided further that any amounts to be funded under the Tax Funding Agreement shall be funded into an account held by Theraplant unless otherwise consented to in writing by Agent or NewCo. Notwithstanding anything to contrary contained herein, (1) upon the occurrence of a Holdings Board Change (as defined below), NewCo shall not be obligated to (x) assume any Assumed Liabilities of Holdings arising on or after the date of such Holdings Board Change or (y) enter into any Indemnification Agreement with any members of the Holdings Board (as defined below) that are not Incumbent Directors and (2) upon the occurrence of a TH Board Change (as defined below), NewCo shall not be obligated to (x) assume any Assumed Liabilities of TH arising on or after the date of such TH Board Change or (y) enter into any Indemnification Agreement with any members of the TH Board that are not Incumbent Directors.”

v.	Clause (iv) of Section 4(c) of the TSA is hereby amended to replace references to the “Foreclosure” with “applicable Foreclosure Transaction”.

vi.	The following shall be added at the end of Section 4(c)(iv) of the TSA:

“For a period of at least six (6) months following the consummation of the applicable Foreclosure Transaction, to the extent any such employee accepts his, her, or their offer of employment from NewCo and remains an employee of NewCo, such employee shall be entitled to receive, while in the employ of NewCo, (i) substantially the same position, title, location, duties, base salary or wage rate and annual cash bonus incentive compensation opportunity (as a percentage of base salary) and (ii) employee benefits and other terms and conditions of employment (excluding with respect to equity-based compensation, pension benefits, or one-time or special compensation arrangements), in each case that are substantially comparable to those provided to such employee immediately prior to the consummation of the applicable Foreclosure Transaction.”.

vii.	The following shall be added as the new Clause (vi) of Section 4(c) of the TSA:

“Notwithstanding anything to the contrary herein, if there is a valid and effective Change of Control of the board of directors of Holdings (the “Holdings Board”) without the consent of the Agent or that otherwise results in a breach of the Forbearance Agreement (a “Holdings Board Change”), this Agreement shall terminate as to Holdings and the remaining Parties to this Agreement shall consummate the Foreclosure solely with respect to the Designated Collateral owned by TH and Theraplant so long as TH and Theraplant have each satisfied (or NewCo and the Agent have waived, in their sole discretion) the conditions precedent set forth in Section 6 of this Agreement with respect to TH and Theraplant (such transaction, the “Subsidiary Foreclosure” and together with the Foreclosure, the “Foreclosure Transactions” and each, a “Foreclosure Transaction”). Upon a Holdings Board Change, (x) Holdings’ obligations under this Agreement shall terminate, (y) no party hereto shall have any continuing liability or obligation to Holdings hereunder, except for the provisions in Sections 13, 16, 19, 20, and 22-25, the obligations of NewCo with respect to the Tax Funding Agreement as set forth in Section 4(c)(iii), the obligations of NewCo with respect to the employees or contractors of Holdings pursuant to Section 4(c)(iii), and to Holdings’ Greenrose Releasees (as defined in the Release Agreement) as set forth in Section 5, each of which shall survive termination of this Agreement as to Holdings, and (z) all obligations of the remaining parties hereto shall remain in full force and effect. For purposes hereof, “Change of Control” means individuals listed on Schedule 1 hereto (the “Incumbent Directors”) or any subset thereof cease to constitute or are determined by a court of competent jurisdiction not to constitute at least a majority of the Holdings Board. If (a) the Incumbent Directors or any subset thereof cease to constitute or are determined by a court of competent jurisdiction not to constitute at least a majority of the board of directors of TH (the “TH Board”) without the consent of the Agent or that otherwise results in a breach of the Forbearance Agreement, and (b) the Agent’s exercise of the Voting Proxy (as defined in the Forbearance Agreement) on January 31, 2023 is determined by a court of competent jurisdiction to be invalid or ineffective, and (c) the TH Board is not re-constituted such that the Incumbent Directors or any subset thereof comprise a majority of the TH Board within three (3) days of such determination (a “TH Board Change”), then Agent, NewCo and the Consenting Lenders may elect to pursue any alternative method (to the extent permitted by Applicable Law) of transferring the Designated Collateral of TH to NewCo (the “TH Alternative Foreclosure” and the Subsidiary Foreclosure shall be consummated solely with respect to the Designated Collateral owned by Theraplant so long as Theraplant has satisfied (or NewCo and the Agent have waived, in their sole discretion) the conditions precedent set forth in Section 6 of this Agreement with respect to Theraplant. Upon the failure to timely cure a TH Board Change, (x) TH’s obligations under this Agreement shall terminate, (y) no party hereto shall have any continuing liability or obligation to TH hereunder, except for the provisions in Sections 13, 16, 19, 20, and 22-25, the obligations of NewCo with respect to the Tax Funding Agreement as set forth in Section 4(c)(iii), and to TH’s Greenrose Releasees (as defined in the Release Agreement) as set forth in Section 5, each of which shall survive termination of this Agreement as to TH, and (z) all obligations of the remaining parties hereto shall remain in full force and effect. For the avoidance of doubt, in the event of a TH Board Change, any Subsidiary Foreclosure involving only the Designated Collateral owned by Theraplant shall be considered a “Subsidiary Foreclosure” for purposes of this Agreement.”

viii.	Section 5 of the TSA is hereby amended and restated as follows:

“Mutual Release. As a condition precedent to each parties’ obligations to consummate the Foreclosure (or a Subsidiary Foreclosure, as applicable), the Greenrose Entities, on the one hand, and NewCo, the Agent and Consenting Lenders, on the other hand, will execute the mutual release agreement in substantially the form delivered by the Greenrose Entities’ outside legal counsel to the Agent’s outside legal counsel, by email, on the date hereof (the “Release Agreement”); provided, that, NewCo, the Agent, and the Consenting Lenders shall not be required to deliver the Release Agreement to the persons listed on Schedule 2 hereto in any and all of their capacities; provided further that, in the event of a (1) Holdings Board Change, NewCo, the Agent, and the Consenting Lenders shall not be required to deliver the Release Agreement with respect to Holdings but shall be required to deliver the Release Agreement with respect to all other Greenrose Releasees (as defined in the Release Agreement), except those (x) listed on Schedule 2 or (y) responsible for directing or participating in a Holdings Board Change or (2) TH Board Change, NewCo, the Agent, and the Consenting Lenders shall not be required to deliver the Release Agreement with respect to TH, but shall be required to deliver the Release Agreement with respect to all other Greenrose Releasees (as defined in the Release Agreement), except those (x) listed on Schedule 2 hereto or (y) responsible for directing or participating in a TH Board Change.”.

ix.	The first paragraph of Section 6 of the TSA is hereby amended and restated as follows:

“NewCo Conditions Precedent. The obligation of the Agent and NewCo to consummate the Foreclosure (or, in the event of Holdings Board Change and/or TH Board Change, the Subsidiary Foreclosure) shall be subject to the satisfaction or waiver of the following conditions precedent in the sole discretion of NewCo and the Agent”.

x.	Section 6(c) of the TSA is hereby amended and restated as follows:

“receipt of all governmental approvals necessary to consummate the applicable Foreclosure Transactions;”.

xi.	The first paragraph of Section 7(a) of the TSA is amended and restated as follows:

“The obligation of the Greenrose Entities (or, in the event of a Holdings Board Change, the Subsidiaries) to execute the Foreclosure Agreement, shall be subject to the satisfaction or waiver of the following conditions precedent in the sole discretion of the applicable Greenrose Entities (or, in the event of a Holdings Board Change and/or TH Board Change, the applicable Subsidiaries):”.

xii.	Section 7(a)(iii) of the TSA is hereby amended and restated as follows:

“the Special Committee and the boards of the Subsidiaries shall have received an opinion (or equivalent thereof) from the Greenrose Entities’ financial advisor that the applicable Foreclosure Transactions are fair from a financial point of view to the Greenrose Entities;”.

xiii.	The first paragraph of Section 7(b) of the TSA is amended and restated as follows:

“The obligation of the Greenrose Entities to consummate the Foreclosure (or, in the event of a Holdings Board Change and/or TH Board Change, the Subsidiary Foreclosure), shall be subject to the satisfaction or waiver of the following conditions precedent in the sole discretion of the applicable Greenrose Entities:”.

xiv.	Section 7(b)(ii) of the TSA is hereby amended and restated as follows:

“the Consenting Lenders shall have funded, into an account held by Theraplant to be used solely to fund the wind-down of the Greenrose Entities, an amount equal to (x) $500,000 (or such other higher amount with the consent of the Agent that prior to closing, the Greenrose Entities demonstrate a funding need for in order to conduct and complete an orderly wind-down of the Greenrose Entities) less (y) any amounts remaining in the Company’s bank accounts (other than accounts holding trust fund taxes and withholdings that are used to pay such taxes or satisfy the obligations related to such withholdings) following the consummation of the Foreclosure (and after taking into account the payment of transaction expenses contemplated by the Foreclosure Agreement) (the “Wind-Down Amount”); provided that, upon the occurrence of a Holdings Board Change, the Wind-Down Amount shall only be used to fund the wind-down of TH and Theraplant; provided further that, upon the occurrence of a TH Board Change the Wind-Down Amount shall only be used to wind-down Theraplant;”.

xv.	Section 7(b)(iii) of the TSA is hereby amended and restated as follows:

“receipt of all governmental approvals necessary to consummate the applicable Foreclosure Transactions;”.

xvi.	Sections 8, 9, 11, 13 and 14 of the TSA are hereby amended to replace references to the “Foreclosure” with “applicable Foreclosure Transactions”.

xvii.	Section 15(a) of the TSA is hereby amended and restated as follows:

“This Agreement shall automatically terminate as to all Parties upon the occurrence of the earlier of the following events:

(i)	the consummation of the Foreclosure or Subsidiary Foreclosure;

(ii)	the consummation of a Qualifying Alternative Transaction and payment in full in cash of the Hurdle Amount;

(iii)	the date that is 90 days from the date on which this Agreement is first presented by any of the Greenrose Entities to Connecticut Department of Consumer Protection in connection with the Connecticut regulatory approval and cannabis licensing process or such other date as mutually agreed in writing by the parties hereto if consummation of:

(1)	if a Holdings Board Change and TH Board Change have not occurred, the Foreclosure; or

(2)	if a Holdings Board Change has occurred but a TH Board Change has not occurred, the Subsidiary Foreclosure,

has not yet occurred (such date, the “Foreclosure Outside Date”); provided that this Agreement must be presented to the Connecticut Department of Consumer Protection no later than five (5) business days from entry into the Foreclosure Agreement;

(iv)	the forbearance under the Forbearance Agreement is validly terminated or is otherwise no longer in full force and effect, in each case, as to all parties thereunder and is not extended, renewed, amended and restated, or reinstated within 10 days of written notice of such termination or expiry by the Agent to the Greenrose Entities (or any Greenrose Entity to the Agent);

(v)	any material breach of this Agreement by the Agent or any Consenting Lender which is not cured within 10 days of written notice thereof by any Greenrose Entity;

(vi)	any material breach of this Agreement by (x) any Greenrose Entity if, at the time of termination, there has not been a Holdings Board Change or (y) any Subsidiary if, at the time of termination there has been a Holdings Board Change, which, in each case, is not cured within 10 days of written notice thereof by a Consenting Lender;

The Agent and the Subsidiaries shall have the right to terminate this Agreement as to all Parties upon three (3) days’ written notice to the other Parties upon the occurrence of the earlier of the following events:

(i)	a governmental authority having jurisdiction over any party hereto has enacted, issued, promulgated, enforced, or entered any laws or orders, whether temporary, preliminary, or permanent, that (i) make illegal, enjoin, or otherwise prohibit the consummation of the Subsidiary Foreclosure contemplated hereby (other than Federal Cannabis Laws (as defined in the Credit Agreement) including any law or order that prevents any Subsidiary from cooperating with any transaction contemplated hereby and (ii) remains in effect for ten (10) business days after such law or order was enacted, issued, promulgated, enforced, or entered;

(ii)	an injunction or restraining order has been issued by any governmental authority, and be in effect, that (i) restrains, prohibits or prevents any Subsidiary from cooperating with any transaction contemplated hereby and (ii) remains in effect for ten (10) business days after such injunction or restraining order was issued.”

xviii.	Section 15(c) of the TSA is hereby amended and restated to read as follows:

“Upon a termination of this Agreement as to all parties hereto in accordance with this Section 15, no party hereto shall have any continuing liability or obligation to any other party hereunder and the provisions of this Agreement shall have no further force or effect, except for the provisions in Sections 13 and 16-25, each of which shall survive termination of this Agreement; and in the case of a termination under Section 15(a)(i), the provisions in Section 5 shall survive; provided that no such termination shall relieve any party from liability for its breach or non- performance of its obligations hereunder prior to the date of such termination.”

xix.	The following provision shall be added as a new Section 15(d) of the TSA:

“Notwithstanding anything to the contrary herein, if there is a Holdings Board Change, any reference to a right of the Greenrose Entities to consent, approve, determine an action by any party or form of document to be reasonably acceptable, or any such similar right, shall automatically and without any further action by any party hereto be amended and restated to refer to a right of TH and Theraplant to consent, approve, determine any action by any party or form of document to be reasonably acceptable, or exercise any such similar right.”

xx.	The TSA is hereby amended to include the schedules annexed hereto as schedules annexed thereto.

SECTION 2. Effect on the TSA. Except as specifically provided above expressly amended hereby, all the terms, conditions, and provisions of, the TSA shall remain in full force and effect. This Amendment is limited precisely as written and shall not be deemed an amendment to any other term or condition of the TSA or any of the documents referred to therein. This Amendment shall form a part of the TSA for all purposes, and the parties thereto and hereto shall be bound hereby.

SECTION 3. Governing Law. This Amendment and the rights and obligations of the parties under this Amendment shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York without the application of any choice of law provisions would require the application of the laws of another jurisdiction.

SECTION 4. Waiver of Jury Trial. THE PARTIES HERETO, TO THE EXTENT PERMITTED BY LAW, WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH OR RELATING TO, THIS AMENDMENT, THE TSA AND ANY OTHER TRANSACTION CONTEMPLATED HEREBY AND THEREBY. THIS WAIVER APPLIES TO ANY ACTION, SUIT OR PROCEEDING WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE.

SECTION 5. Severability. Any term or provision of this Amendment, which is invalid or unenforceable in any jurisdiction, shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Amendment or affecting the validity or enforceability of any of the terms or provisions of this Amendment in any other jurisdiction. If any provision of this Amendment is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.

SECTION 6. Counterparts. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Delivery of an executed counterpart to this Amendment by facsimile transmission or by electronic mail in pdf format shall be as effective as delivery of a manually executed counterpart hereto.

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IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Amendment as of the date first above written.

THE GREENROSE HOLDING COMPANY, INC.

By:	/s/ Timothy Bossidy
Name:	Timothy Bossidy
Title:	Interim Chief Executive Officer

THERAPLANT, LLC

By:	/s/ Timothy Bossidy
Name:	Timothy Bossidy
Title:	Designated Officer

TRUE HARVEST HOLDINGS, INC.

By:	/s/ Timothy Bossidy
Name:	Timothy Bossidy
Title:	Chief Executive Officer

[Signature Page to Transaction Support Agreement Amendment]

DXR Finance, LLC, as Agent

By:	/s/ Jesse Dorigo
Name:	Jesse Dorigo
Title:	Authorized Signatory

[Signature Page to Transaction Support Agreement Amendment]

DXR-GL Holdings I, LLC, as a Consenting Lender

By:	/s/ Jesse Dorigo
	Name:	Jesse Dorigo
	Title:	Authorized Signatory

Milbank LLP

55 Hudson Yards
New York, New York 10001
Attn: Abhilash M. Raval, Michael W. Price, and Brian Kinney
Fax: 212-530-5219
Email: araval@milbank.com; mprice@milbank.com; bkinney@milbank.com

[Signature Page to Transaction Support Agreement Amendment]

DXR-GL Holdings II, LLC, as a Consenting Lender

By:	/s/ Jesse Dorigo
	Name:	Jesse Dorigo
	Title:	Authorized Signatory

Milbank LLP

55 Hudson Yards
New York, New York 10001
Attn: Abhilash M. Raval, Michael W. Price, and Brian Kinney
Fax: 212-530-5219
Email: araval@milbank.com; mprice@milbank.com; bkinney@milbank.com

[Signature Page to Transaction Support Agreement Amendment]

DXR-GL Holdings III, LLC, as a Consenting Lender

By:	/s/ Jesse Dorigo
	Name:	Jesse Dorigo
	Title:	Authorized Signatory

Milbank LLP

55 Hudson Yards
New York, New York 10001
Attn: Abhilash M. Raval, Michael W. Price, and Brian Kinney
Fax: 212-530-5219
Email: araval@milbank.com; mprice@milbank.com; bkinney@milbank.com

[Signature Page to Transaction Support Agreement Amendment]

Schedule 1

Incumbent Directors

1.	John Falcon

2.	Steven Cummings

3.	John Torrance, III

4.	Benjamin Rose

5.	Jarom Fawson

6.	Thomas Lynch

7.	Brendan Sheehan

Schedule 2

1.	William Harley III

2.	Daniel Harley

3.	Jared Penman

4.	Dieter Gable

5.	Brad Cooke

Schedule 3

Employee Liabilities of Active Employees and Independent Contractors of The Greenrose Holding Company Inc.

Schedule 4

Severance Liabilities